Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-158846) pertaining to the 2009 Omnibus Incentive Plan of BOK Financial Corporation of our reports dated February 27, 2013, with respect to the consolidated financial statements of BOK Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting of BOK Financial Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Tulsa, Oklahoma
May 3, 2013